SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 23rd day of April, 2013, by and among Cellteck, Inc., a Nevada corporation (the “Seller”), and LowCal Industries, LLC, a Wyoming limited liability company (“LowCal”) and LowCo [EOS/Petro], LLC, a Wyoming limited liability company (“LowCo,” and collectively referred to herein with LowCal as the “Buyers”).

RECITALS

A.           On February 8, 2013, and as amended on April 23, 2013, pursuant to a certain Amended and Restated Loan Agreement and Secured Promissory Note (the “Note and Loan Agreement”) between Seller’s wholly-owned Subsidiary, EOS Petro, Inc. (“EOS”) and LowCal, a copy of which is attached hereto as Exhibit A, LowCal agreed to purchase from EOS, for $2,480,000, EOS’s promissory note in the principal amount of $2,500,000 evidenced by the Note and Loan Agreement, on the terms and conditions set forth in the Note and Loan Agreement.

B.           Pursuant to the terms of the Note and Loan Agreement, Seller furnished a letter from, or agreement by, Global Emerging Markets (“GEM”) acknowledging the Note and Loan Agreement and agreeing that proceeds drawn by either EOS or Seller on the $20,000,000 Equity Line of Credit (the “GEM Equity Line of Credit”) may be used first to repay the Note and Loan
Agreement.

C.           Pursuant to the terms and conditions hereof and Section 1.4 of the Note and Loan Agreement, Seller desires to sell to Buyers, and the Buyers desire to purchase from the Seller at the Closing (as defined below) an aggregate of 450,000 restricted shares (the “Shares”) of Seller’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) for $10,000. LowCal shall pay the purchase price, but desires the Shares to be issued directly to LowCo.

C.           After the execution and delivery of this Agreement, EOS and Seller intend to implement a transaction pursuant to which, among other things, Seller’s name will be changed to “EOS Petro, Inc.” and the present EOS’s name will be changed to Eos Global Petro, Inc. All references in this Note to Seller shall be deemed to also be references to the same entity after its name is changed to EOS Petro, Inc., and references to EOS (as defined above) shall mean the entity that is EOS Petro, Inc. as of this date and the same entity after its name is changed.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth in this Agreement, the parties agree as follows:

1.           PURCHASE AND SALE OF THE SHARES.

1.1           Sale of Shares. Subject to the terms and conditions hereof, at the Closing, the Seller agrees to sell to the Buyers and the Buyers agrees to purchase from the Seller, for an aggregate purchase price of US $10,000 (the “Purchase Price”), the Shares.

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2.           CLOSING; DELIVERIES

2.1           Closing. Upon the terms and subject to the conditions set forth in Sections 5 and 6 hereof, the closing (the “Closing”) of the sale of the Shares will take place on April 23, 2013, or as soon thereafter as reasonably practicable and agreed to by the Seller and the Buyers, (the “Closing Date”). The Closing shall be held at such time as agreed by the parties at the offices of Seller at 1999 Avenue of the Stars, Suite 2520, Los Angeles, California, 90025, unless another place is agreed to in writing by the parties hereto.

2.2           Deliveries at Closing. As soon as reasonably practicable following the Closing, Seller shall deliver to the LowCo a stock certificate, registered in the name of LowCo, representing the Shares (the “Certificate”). Seller shall also deliver such other instruments and documents to LowCal as are described in Section 5.

3.           REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Seller’s documents filed with the Securities and Exchange Commission (the “SEC”), the Seller represents and warrants to the Buyers as of the date hereof and as of the Closing Date:

3.1           Organization and Standing; Charter and Bylaws. The Seller is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Nevada and is in good standing under such laws. The Seller is qualified to do business as a foreign corporation in every jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operation or prospects of the Seller (“Material Adverse Effect”). The Seller has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

3.2           Corporate Power. The Seller has all requisite legal and corporate power and authority to enter into this Agreement, to sell the Shares and to carry out and perform its other obligations under the terms of this Agreement.

3.3           Capitalization. The authorized capital stock of the Seller consists of (i) 300,000,000 shares of common stock of which 61,633,891 shares are issued and outstanding and (ii) 100,000,000 shares of preferred stock, of which 47,000,000 shares of such preferred stock have been designated as Series B Convertible Preferred Stock, pursuant to the Seller’s Certificate of Designation, Powers, Preferences and Rights of Series B Preferred Stock, as originally filed with the Nevada Secretary of State on October 2, 2012 and as amended on January 16, 2013 (the “Certificate of Designation”) and of which 44,825,044 shares are issued and outstanding. Copies of the original filing of the Certificate of Designation and the January 16, 2013 amendment are attached hereto as Exhibit B and Exhibit C respectively. All issued and outstanding shares of common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 3.3 hereto and except for outstanding shares of Series B Convertible Preferred Stock and LowCal’s conversion right set forth in the Note and Loan Amendment, there are no warrants, options, subscriptions or other rights or preferences (including conversion or preemptive rights) outstanding to acquire capital stock of Seller, or notes, securities or other instruments convertible into or exchangeable for capital stock of Seller, nor any agreements or understandings with respect to the issuance thereof. Not including any securities listed on Schedule 3.3, the Shares upon conversion shall represent not less than 0.9922366% of the post-reverse stock split Seller common stock on a fully diluted basis.

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3.4           Authorization. All corporate action on the part of the Seller and its directors, officers and shareholders necessary for the authorization, execution, delivery and performance of all obligations of the Seller under this Agreement and all other documents contemplated hereby and for the authorization, issuance and delivery by the Seller of the Shares has been taken. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

3.5           Validity of Stock. The Shares, when sold and delivered in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, will be free of all mortgages, pledges, liens, leases, encumbrances, charges and adverse claims (“Encumbrances”) and will not be subject to any preemptive rights, rights of first refusal or redemption rights, other than as provided in this Agreement, the Certificate of Designation and in the Articles of Incorporation and Bylaws of the Seller.

3.6           Compliance with Other Instruments. The Seller is not in violation of any term of its Articles of Incorporation or Bylaws, of any provision of any mortgage, indenture, contract, agreement or instrument to which it is a party or by which it or its assets are bound, or any judgment, decree or order binding upon the Seller. The execution, delivery and performance of and compliance with this Agreement, and the delivery of the Shares will not result in any such violation or be in conflict with or constitute a default under any of the terms or provisions of any document described in the first sentence of this section, or result in the creation of any Encumbrance upon any of the properties or assets of the Seller pursuant to any such term or provision. There is no such provision that materially and adversely affects the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Seller.

3.7           Securities Laws. The Shares will be issued in full compliance with all applicable federal and state securities laws, and the Seller has obtained all necessary permits and other authorizations or orders of exemption as may be necessary or appropriate under any and all applicable state securities laws with respect to the transactions contemplated herein.

3.8           No Adverse Litigation. The Seller is not a party to any pending litigation which seeks to enjoin or restrict the Seller’s ability to sell or transfer the Shares, nor is any such litigation threatened against the Seller. Furthermore, there is no litigation pending or threatened against the Seller which, if decided adversely to the Seller, could adversely affect the Seller’s ability to consummate the transactions contemplated herein.

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3.9          Consents. No consent, order, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any person is required to be made or obtained by the Seller in connection with the execution and delivery or the consummation of this Agreement and the transactions contemplated hereby or thereby.

3.10        Title to Property and Assets.

(a)           Except as set forth in title documentation delivered to LowCal, EOS owns the properties and assets covered by the Assignment free and clear of all Encumbrances. No Encumbrances, separately or collectively, whether disclosed or undisclosed, materially impair EOS’s ownership or use of such properties. Seller and each of its subsidiaries (“Subsidiaries”) owns its properties and assets free and clear of all Encumbrances, except such Encumbrances (i) that secure borrowings by Seller or (ii) that arise in the ordinary course of business and do not materially impair the Seller’s or such Subsidiary’s ownership or use of such property or assets. There is no pending nor, to the knowledge of Seller, threatened condemnation, eminent domain or similar proceeding with respect to any of the properties covered by the Assignment.

(b)          The assets of Seller and each Subsidiary are sufficient to carry on the business of Seller or such Subsidiary as currently conducted.

3.11        Financial Statements.

(a)           Seller has furnished to LowCal the consolidated balance sheets of Seller and its Subsidiaries at December 31, 2011 and at September 30, 2012 and the related statements of income, retained earnings and cash flows for the fiscal year and the nine months then ended (the "Financial Statements"). The Financial Statements are in all material respects in accordance with the books and records of Seller and its Subsidiaries (which, in turn are accurate and complete in all material respects), have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied over the periods covered thereby (except that the Financial Statements do not contain footnotes and the Financial Statement for the nine months ended September 30, 2012, are subject to normal year-end adjustments), and fairly present the financial condition of Seller and its consolidated Subsidiaries as of the date thereof and for the periods covered thereby.

(b)           Except as reflected in the Financial Statements or disclosed in its filings with the SEC, neither Seller nor any Subsidiary has any material obligation, expense, liability, claim, deficiency, guarantee or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, except for current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to the date of the Financial Statements and the obligations and liabilities contemplated by this Agreement and the exhibits and schedules hereto.

3.12        Taxes. Seller and each Subsidiary has properly filed or extended on a timely basis all material tax returns that it is and was required to file (“Tax Returns”), and all such Tax Returns were true, correct and complete in all material respects. Seller and each Subsidiary has properly paid on a timely basis all taxes due and owing (whether or not shown on its Tax Returns) or, in the case of taxes not yet due, has made adequate provision on the most recent Financial Statement for the payment of all unpaid taxes not yet due and owing for which Seller or a Subsidiary is liable for payment, and the unpaid taxes of Seller and each such Subsidiary will not exceed the amount of such provision. All material taxes that Seller or any Subsidiary is or was required by legal requirements to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate governmental authority. Seller and each Subsidiary has complied with all information reporting and back-up withholding requirements in all material respects, including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

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3.13         Compliance with Applicable Laws. Seller and each Subsidiary has complied and is in compliance in all material respects with all material laws, statutes, rules, regulations, ordinances and orders of all governmental entities, agencies or other bodies (“Laws”) applicable to Seller and each Subsidiary and their respective assets, properties and businesses. Neither Seller nor any Subsidiary has received any notice of any asserted material violation of, and none of them has any basis to believe it is not in compliance in all material respects with, any such Laws. No investigation or review by any governmental entity with respect to Seller, any Subsidiary, or any of their respective businesses, assets or properties is pending or, to the knowledge of Seller, has been threatened, nor has any governmental entity indicated an intention to conduct any such investigation or review. Seller and each Subsidiary has filed with all proper authorities all material statements and reports required by any Law to which Seller or such Subsidiary is subject, and Seller and each Subsidiary possesses all material licenses, franchises, permits and governmental authorizations necessary in the conduct of their businesses in the manner in which and in the jurisdictions where Seller or such Subsidiary presently conducts such business. There are no unresolved reports, warning letters or other documents received from or issued by any governmental entity that indicate or suggest a material lack of compliance with applicable regulatory requirements by Seller or any Subsidiary. As used herein, the term “Seller’s knowledge”, “knowledge of Seller” or similar terms shall mean the actual knowledge, or matters that could have been known after due inquiry (including, without limitation, inquiry of other persons within its and its Subsidiaries’ organizations having knowledge of the subject matter and any professionals retained with respect to any such matter), of any officer or director of Seller and each Subsidiary.

3.14         Material Contracts. Seller and each Subsidiary has performed all obligations required to be performed by it to date under each material contract to which it is a party or under which it derives substantial benefits (“Contracts”) and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the knowledge of Seller, each of the parties to the Contracts other than Seller or a Subsidiary has performed all obligations required to be performed by such party to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Each Contract is a legal, valid and binding obligation of the parties thereto and is in full force and effect.

3.15         Environmental Matters. Neither Seller nor any Subsidiary nor any predecessor of any of them is in material violation of any Environmental Law. For purposes of this Agreement, “Environmental Laws” means any United States federal, state or local laws, regulations and enforceable governmental orders relating to pollution or protection of the environment, human health and safety, or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et. seq. (“CERCLA”), and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et. seq. (“RCRA”)

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3.16         Disclosure. No representation or warranty contained in this Agreement, the Note and Loan Agreement, the Assignment or the Guaranty or information furnished by Seller or EOS to Buyers pursuant hereto or in connection with the transaction contemplated by this Agreement, the Note and Loan Agreement, the Guaranty or the Assignment contains any untrue statement of material fact or omits to state a material fact about or concerning it or its Subsidiaries or their respective businesses and assets.

3.17         Representations and Warranties of EOS. Each representation and warranty of EOS made in the Note and Loan Agreement, the Assignment and the Compliance/Oversight Agreement (as defined below) is true and correct all respects.

4.           REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyers represents and warrants to the Seller as follows:

4.1          LLC Power. The Buyers have all requisite legal and limited liability company power and authority to enter into this Agreement, to purchase the Shares and to carry out and perform their other obligations under the terms of this Agreement.

4.2          Authorization. All corporate action on the part of the Buyers and their directors, officers and shareholders necessary for the authorization, execution, delivery and performance of all obligations of the Buyers under this Agreement and all other documents contemplated hereby has been (or will be) taken prior to the Closing. This Agreement has been duly executed and delivered by the Buyers and constitutes the valid and binding obligation of the Buyers and is enforceable against the Buyers in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

4.3          Investment.

4.3.1           LowCo is acquiring the Shares for its own account, not as a nominee or agent, and not for the beneficial interest of any other person or with a view to, or for resale in connection with, any distribution thereof. Buyers are aware that there are legal and practical limits on LowCo’s ability to sell or dispose of the Shares, and, therefore, the Buyers must bear the economic risk of the investment for an indefinite period of time.

4.3.2           The Buyers understand that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and are not part of a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Buyers understand that the Shares: (i) are being sold to LowCo in reliance on specific exemptions from the registration provisions of the Securities Act and any applicable state securities laws; (ii) are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act; and (iii) may not be sold, transferred or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is available.

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4.3.3           The Buyers have such knowledge and experience in financial and business matters in general and with respect to businesses of a nature similar to the business of the Seller so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Shares. The Buyers acknowledge that the Shares are speculative and involve a high degree of risk, including the potential loss of the LowCal’s investment herein and the Buyers have taken cognizance of and understands the risk factors related to the purchase of the Shares.

4.3.4           The Buyers have been granted the opportunity to conduct a full and fair examination of the records, documents and files of the Seller, to ask questions of and receive answers from representatives of Seller, its officers, directors, employees and agents concerning the terms and conditions of this transaction, its business and prospects, and to obtain any additional information which the Buyers deem necessary to verify the accuracy of the information received.

4.3.5           The Shares were not offered to the Buyers through an advertisement in printed media of general and regular circulation, radio or television.

4.3.6           The Buyers have relied completely on the advice of, or has consulted with, its own personal tax, investment, legal or other advisors and has not relied on the Seller or any of its affiliates, officers, directors, attorneys, accountants or any affiliates of any thereof and each other person, if any, who controls any thereof, within the meaning of Section 15 of the Securities Act, except to the extent such advisors shall be deemed to be as such.

5.           CONDITIONS TO CLOSING OF THE BUYERS

The obligation of LowCal to purchase and pay for the Shares at the Closing is subject to the fulfillment to LowCal’s satisfaction on or prior to the Closing Date of each of the following conditions:

5.1           Representations and Warranties Correct. The representations and warranties made by the Seller in Section 3 hereof shall be true and correct in all material respects on and as of the Closing Date. The representations and warranties made by EOS in the Note and Loan Agreement hereof shall be true and correct in all material respects on and as of the Closing Date.

5.2           Performance. All covenants, agreements and conditions contained in this Agreement and the Guaranty on February 8, 2013 by Seller of EOS’s obligations under the Note and Loan Agreement, the Amended and Restated Mortgage, Assignment of Production, Security Agreement and Financing Statement (the “Assignment”), and certain other obligations of EOS (the “Guaranty”) to be performed or complied with by the Seller on or prior to the Closing Date shall have been performed or complied with in all material respects. All covenants, agreements and conditions contained in Note and Loan Agreement, the Assignment and the Compliance/Oversight Agreement between EOS and LowCal dated February 8, 2013 (the “Compliance/Oversight Agreement”) to be performed or complied with by EOS on or prior to the Closing Date shall have been performed or complied with in all material respects.

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5.3           Delivery of Shares. Seller shall have delivered certificates representing the Shares to LowCo, duly executed by the appropriate officers of Seller and in good delivery form and bearing no legends or notices other than those specified herein or in the Lock-Up/Leak-Out Agreement dated February 8, 2013.

5.4           Authorization; Execution and Delivery of Agreements. The execution, delivery and performance of the Note and Loan Agreement, the Assignment, and the Compliance/Oversight Agreement shall have been duly authorized by all necessary corporate action on the part of EOS. The execution, delivery and performance of this Agreement and the Guaranty shall have been duly authorized by all necessary corporate action on the part of Seller. EOS shall have executed and delivered to LowCal, the Note and Loan Agreement, the Assignment and the Compliance/Oversight Agreement. Seller shall have executed and delivered to LowCal, this Agreement and the Guaranty. Such agreements shall be in full force and effect.

5.5           Filing and Recordation of Assignment and Financing Statements. The Assignment shall have been duly filed and recorded in the deed records and fixture filing records of Edwards, County, Illinois, however such records are denominated. Financing statements shall have been filed in each jurisdiction where such filing is necessary (or is requested by LowCal) to perfect LowCal’s security interest in collateral consisting of personal property granted under the Assignment.

6.           CONDITIONS TO CLOSING OF SELLER.

The obligation of the Seller to sell the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions:

6.1           Representations. The representations made by the Buyers in Section 4 hereof shall be true and correct in all material respects on and as of the Closing Date.

6.2           Performance. All covenants, agreements and conditions contained in this Agreement to be performed by or complied with by the Buyers on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3           Purchase Price. LowCal shall have paid the Purchase Price.

7.           CERTAIN COVENANTS

7.1           SEC Filings. For so long as LowCo or its affiliates continue to own the Shares, (i) Seller shall use its commercially reasonable efforts to timely file with the SEC, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial information required to be filed with the SEC on Forms 10-Q and 10-K, all current reports required to be filed with the SEC on Form 8-K and any other information required to be filed with the SEC; (ii) Seller shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination and (iii) Seller shall deliver (A) copies of all such filings with the SEC to LowCal within one (1) day after the filing thereof with the SEC, unless the foregoing are filed with the SEC through EDGAR and are immediately available to the public through EDGAR and (B) facsimile copies of all press releases issued by Seller, EOS or any of their respective subsidiaries on the same day as the release thereof, except to the extent any such release is available through Bloomberg Financial Markets (or any successor thereto) contemporaneously with such issuance.

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7.2           Listing. Seller shall use its commercially reasonable efforts to take all actions necessary to remain eligible for quotation of its securities on the OTC Bulletin Board and to cause the common stock of Seller to be quoted thereon, unless listed on another nationally recognized stock exchange, interdealer quotation system or market. Seller shall use its commercially reasonable efforts to promptly secure the listing of all of the Shares upon each national stock exchange, interdealer quotation system or market, if any, upon which shares of common stock are then listed and shall maintain, so long as any other shares of such stock shall be so listed, such listing of the Shares. Seller shall not take any action which would be reasonably expected to result in the suspension or termination of trading of its common stock on the principal market upon which it is traded. Seller shall pay all fees and expenses in connection with satisfying its obligations under this Section 7.2.

7.3           Use of GEM proceeds. When it is first permitted to do so under the terms of the GEM Equity Line of Credit, Seller shall draw, or shall cause EOS to draw, and pay to LowCal, the full amount necessary to repay the Note and Loan Agreement and all amounts owing hereunder. Seller shall not use, and shall cause EOS not to use, the proceeds of any borrowings or advances under the GEM Equity Line of Credit for any purpose other than the repayment of the Note and Loan Agreement and any amounts due thereunder until the Note and Loan Agreement and such amounts have been paid in full.

8.           MISCELLANEOUS.

8.1           Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

8.2           Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

8.3           Successors and Assigns. Except as otherwise expressly provided in this Section 8.3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Buyers and the rights, remedies and entitlements of the Buyers under this Agreement may be assigned in full or in part at any time after the date of this Agreement together with some or all the Shares. No such assignment of this Agreement or rights hereunder shall be effective unless (i) the transferee shall be required, as a condition to such transfer, to agree in writing that he or it will receive and hold the Shares subject to the applicable provisions of this Agreement, and (ii) the Seller is given written notice at the time of the assignment, or within a reasonable time after such assignment, stating the name and address of said transferee and identifying the Shares that are being assigned.

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8.4           Entire Agreement; Amendment. This Agreement and the other documents referenced herein or delivered pursuant hereto, including, without limitation, the Guaranty, the Note and Loan Agreement, the Assignment, the Compliance/Oversight Agreement and the Lock-Up/Leak-Out Agreement of even date herewith, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated orally, but only by a written instrument signed by the Seller and the Buyers.

8.5           Notices. All notices and other communications required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or three (3) business days following upon deposit with the United States Postal Service, by certified mail, return receipt requested, postage prepaid, or otherwise delivered by hand or by messenger, to the intended recipient as set forth below:

If to the Seller:	1999 Avenue of the Stars, Suite 2520
Los Angeles, California, 90025
Attention: Nikolas Konstant

If to the Buyers:	6119 Greenville Avenue, Suite 340
Dallas, Texas 75206-1910
Attention: Shlomo Lowy

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner provided in this Agreement.

8.6           Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default under this Agreement, shall impair any such right, power or remedy of such party or be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All of a party’s remedies, either under this Agreement, or by law or otherwise afforded to such party, shall be cumulative and not alternative.

8.7           Payment of Fees and Expenses. Each party shall bear its own expenses and legal fees (and expenses and disbursements of its legal counsel) incurred on its behalf with respect to this Agreement and the transactions contemplated hereby; provided, however, that Seller shall reimburse, or cause EOS to reimburse, Buyers for their legal fees and expenses in connection with the transactions contemplated hereby up to an aggregate of $25,000.

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8.8          Construction of Certain Terms. The titles of the articles, sections, and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Wherever the words “including,” “include” or “includes” are used in this Agreement, they shall be deemed followed by the words “without limitation.” References to any gender shall be deemed to mean any gender. All references herein to the Seller’s knowledge or awareness shall mean the knowledge of the directors, officers and key employees of the Seller.

8.9          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall not be effective until the execution and delivery between each of the parties of at least one set of counterparts. The parties authorize each other to detach and combine original signature pages and consolidate them into a single identical original. Any of such completely executed counterparts shall be sufficient proof of this Agreement. Facsimile copies of signature pages shall be effective and enforceable as originals.

8.10        Legends. In addition to any legends required by the Securities Act or any applicable state securities laws, the Seller shall place the following legends on the front or back of each certificate evidencing ownership of the Shares:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR EXEMPT FROM REGISTRATION UNDER SUCH ACT.”

8.11        Indemnification by the Seller. The Seller shall indemnify, defend and hold the Buyers and their directors, officers, employees, affiliates and agents (collectively, the “Indemnified Persons”) harmless from and against and in respect of any and all claims, demands, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, interest, penalties, court costs, costs and expenses incurred in enforcing such claims and reasonable attorneys’ fees that any Indemnified Person shall incur or suffer, which arise, result from, or relate to a breach or default by Seller of its representations, warranties or covenants hereunder or under the Guaranty or a breach or default by EOS of its representations, warranties or covenants under the Note and Loan Agreement, the Assignment or the Compliance/Oversight Agreement.

8.13        Remedies Cumulative; Waiver. No remedy referred to herein or in any exhibit hereto is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Buyers at law or in equity. No express or implied waiver by any party of any default shall be a waiver of any future or subsequent default. The failure or delay of any party in exercising any rights granted to them hereunder shall not constitute a waiver of any such right and any single or partial exercise of any particular right by any party shall not exhaust the same or constitute a waiver of any other right provided herein.

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8.14         Timely Performance. Time is of the essence as to the performance of the obligations required of the respective parties under this Agreement.

8.15         Interpretation. No provision of this Agreement is to be interpreted for or against either party because that party or that party’s legal representative drafted such provision.

8.16         Transfer Taxes and Costs. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, the Buyers will, and will cause its affiliates to, join in the execution of any such tax returns and other documentation.

8.17         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Seller, the posting by such person of a bond in such reasonable amount as the Seller may direct as indemnity against any claim that may be made against it with respect to such Certificate.

8.18         Judicial Reference. Seller and Buyers acknowledge and agree that any controversy or claim arising out of or relating to this Agreement or any of the Note, the Guaranty, the Assignment, the Lock-up/Leak-Out Agreement between Seller and LowCal entered into concurrently herewith, the Compliance/Oversight Agreement between EOS and LowCal entered into concurrently herewith, or breach hereof or thereof, shall be resolved by a referee appointed by the Superior Court for the County of Los Angeles, California (“Superior Court”) in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure. In this regard, Seller and Buyers agree that in the event they are unable agree upon a resolution to any such controversy or claim, either party shall have the right to serve a written demand for judicial reference of such claim or controversy on the other party. The two parties shall then negotiate in good faith for a mutually acceptable referee. In the event that parties have not agreed upon a referee within ten (10) business days after written demand for such reference has been made, each party shall submit to the Superior Court the names of up to three nominees for appointment as referee, in accordance with the provisions of Section 640 of the California Code of Civil Procedure. The referee, once agreed upon by the parties or appointed by the Superior Court, shall have full and complete authority to hear and determine any and all of the issues in an action or proceeding, whether of fact or of law, and to report a statement of decision. In connection with such reference procedure, the parties shall have all rights and powers afforded to a civil litigant in the Superior Court, including the ability to conduct full discovery and obtain responses under oath. The referee shall be governed by the rules of civil procedure for actions filed in California superior courts as set forth in the California Code of Civil Procedure, except to the extent the parties stipulate the referee may deviate therefrom. The parties shall evenly divide the cost of the referee’s fees. The referee shall have the power, as part of any award, to include these fees as an element of recovery. The decision of the referee upon the whole issue shall stand as the decision of the Superior Court, and upon the filing of the statement of decision with the clerk of the Superior Court, judgment may be entered thereon in the same manner as if the action had been tried by the Superior Court. Notwithstanding the rights to appeal set forth in Section 645 of the California Code of Civil Procedure, the parties agree that the referee’s award shall be considered final, and not subject to appeal or collateral attack.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

THE BUYERS

LOWCAL INDUSTRIES, LLC
a Wyoming limited liability company

By:	/s/ Shlomo Lowy
Name: Shlomo Lowy
Its: Managing Member

LOWCO [EOS/PETRO], LLC
a Wyoming limited liability company

By:	/s/ Shlomo Lowy
Name: Shlomo Lowy
Its: Managing Member

THE SELLER

CELLTECK, INC.
a Nevada corporation

By:	/s/ Nikolas Konstant
Name: Nikolas Konstant
Its: President

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Exhibit A

THE ISSUANCE AND SALE OF THE SECURITIES EVIDENCED BY THIS LOAN AGREEMENT AND PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $2,500,000	Originally Issued: February 8, 2013
Note Purchase Price: $2,480,000.00	Amended and Restated On: April 23, 2013

AMENDED AND RESTATED

LOAN AGREEMENT AND SECURED PROMISSORY NOTE

This AMENDED AND RESTATED LOAN AGREEMENT AND SECURED PROMISSORY NOTE (this “Note”) is made between EOS Petro, Inc., a Delaware corporation (“Borrower”) whose office is located 1999 Avenue of the Stars, Suite 2520, Los Angeles, CA 90067 (fax +1.310-552.1556) and LowCal Industries, LLC, a Wyoming limited liability company (“Holder”), whose office is located at 6119 Greenville Avenue, Suite 340, Dallas, Texas 75206-1910 [email Shlomo@SailPMG.com].

Borrower is a wholly-owned subsidiary of Cellteck, Inc., a Nevada corporation (“Cellteck”). After the execution and delivery of this Note, Borrower and Cellteck intend for Cellteck to hold a special meeting of its shareholders to implement various transactions, pursuant to which, among other things, Cellteck’s name will be changed to “EOS Petro, Inc.,” Borrower’s name will be changed to Eos Global Petro, Inc., and Cellteck will implement a reverse stock split of its shares of common stock which will trigger the automatic conversion of all outstanding shares of Series B Convertible Preferred Stock into shares of common stock (the “Reverse Split”). All references in this Note to Cellteck shall be deemed to also be references to the same entity after its name is changed, and references to Borrower shall mean the entity that is EOS Petro, Inc. as of this date and the same entity after its name is changed.

This Note was originally issued on February 8, 2013 (the “Original Note”). On April 23, 2013, Borrower and Holder agreed to amend and restate the Original Note in its entirety (as set forth in this Note) in the First Amendment to the LowCal Agreements dated April 23, 2013 by and among Borrower, Cellteck, Holder and Sail Property Management Group LLC (the “First Amendment”). In the First Amendment, Cellteck acknowledges and agrees to fulfill its obligations under Sections 2.5and 2.6 of this Note.

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Borrower and Holder agree as follows:

ARTICLE I

THE LOAN

1.1           The Loan and Funding. Borrower has requested Holder to make a loan to Borrower by purchasing, for Two Million Four Hundred Ninety Thousand and 00/100 Dollars ($2,480,000), this Note in the principal sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (the “Loan”). Holder has agreed to purchase this Note from Borrower on the terms and conditions set forth in this Note and the related documents referenced herein. Borrower hereby acknowledges that $510,000 of the Loan was received on February 8, 2013l, and $740,000 of the Loan was received on February 15, 2013. The remaining One Million Two Hundred and Fifty Thousand and 00/100 Dollars ($1,250,000) of the Loan shall be funded in tranches as follows, subject in each case to the satisfaction or waiver of conditions precedent to funding:

(a) on or before April 17, 2013, Holder shall pay to Borrower $500,000;

(b) on or before April 22, 2013, Holder shall pay to Borrower $250,000;

(c) on or before April 29, 2013, Holder shall pay to Borrower $500,000 (the “Closing Date”).

1.2           Security for Loan. Repayment of the Loan shall be secured by (i) granting to Holder a lien on, assignment of and security interest in and to certain oil and gas property rights that are held by Borrower (the “Collateral”) pursuant to a Mortgage, Assignment of Production, Security Agreement and Financing Statement (the “Assignment”) dated February 8, 2013 and as amended on April 23, 2013, (ii) the Guaranty (the “Guaranty”) of Cellteck dated February 8, 2013, and (iii) a first priority position or call right for an amount equal to the then-outstanding principal balance of and accrued interest on this Note on the first draw down by either Borrower or Cellteck of the $20,000,000 Equity Line of Credit (the “GEM Equity Line of Credit”) with Global Emerging Markets (“GEM”) (the “GEM Priority Call Rights”).

1.3           First Sale of Cellteck Stock. Cellteck agreed in the Original Note to sell to Holder for an aggregate of Ten Thousand and 00/100 Dollars ($10,000.00) and Holder has agreed to purchase from Cellteck for an aggregate of Ten Thousand and 00/100 Dollars ($10,000.00), Five Hundred Thousand (500,000) restricted shares of Series B Convertible Preferred Stock of Cellteck, which was sold and purchased on February 8, 2013 pursuant to a Series B Convertible Preferred Stock Purchase Agreement between Holder and Cellteck (the “First Stock Purchase Agreement”).

1.4           Second Sale of Cellteck Stock. Cellteck has agreed in this Note to sell LoCo [EOS/Petro], LLC, a Wyoming limited liability company, for an aggregate of Ten Thousand and 00/100 Dollars ($10,000.00) to be paid by Holder, Four Hundred and Fifty Thousand (450,000) restricted shares of Series B Convertible Preferred Stock of Cellteck, to be sold and purchased on April 23, 2013 pursuant to a Series B Convertible Preferred Stock Purchase Agreement between Holder and Cellteck (the “Second Stock Purchase Agreement”).

1.4           Repayment. Borrower hereby promises to pay to the Holder the total sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) plus accrued interest thereon as set forth in Section 2.2 of this Note, at or before December 31, 2013 to retire the Loan and this Note (the Loan, together with the interest accrued thereon, is referred to herein as the “Obligation”). As used herein, the term “Holder” shall mean the initial holder named above and any subsequent holder of this Note, whichever is applicable from time to time.

1.5           Use of Proceeds. The proceeds of the purchase price of this Note shall be used as follows: (i) a majority of such proceeds shall be used to develop the oil and gas properties subject to the Assignment, (ii) the secondary use of such proceeds is to pay any unpaid costs associated with Cellteck’s planned reverse-stock split transaction, and (iii) any remaining amount shall be used as general working capital by Borrower and Cellteck and their subsidiaries.

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ARTICLE II

GENERAL PROVISIONS

2.1           Maturity Date. The maturity date of the Loan and this Note is December 31, 2013, or the earlier date to which payment of the Loan has been accelerated pursuant to the provisions hereof (the “Maturity Date”).

2.2           Interest Rate. Interest shall accrue on the each installment of the Loan from the date each such installment is provided to Borrower as set forth in Section 1.1 above at an annual rate of ten percent (10%) (“Contract Rate”) and be payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

2.3           Default Rate. From and after the Maturity Date, or an earlier date on which all sums owing under this Note become due by acceleration or otherwise, all sums owing under this Note (both principal and interest) will bear interest until paid in full at a rate equal to five percent (5%) per annum in excess of the Contract Rate ("Default Rate").

2.4           Prepayment; Application of Payments. This Note may be prepaid by the Borrower in whole, at any time before the Maturity Date without premium or penalty. All prepayments and payments on this Note shall be applied first to outstanding interest and then to the outstanding principal balance of this Note.

2.5           Notice of Payment and Holder’s Option to Convert Interest. Borrower shall provide Holder with 10 days’ written notice prior to any repayment of the Obligation. Upon receipt of such written notice from Borrower, Holder has the right to convert all accrued but unpaid interest into either: (i) 50,000 restricted shares of Series B Convertible Preferred Stock of Cellteck, if the Reverse Split has not been effectuated; or (ii) 50,000 restricted shares of common stock of Cellteck, if the Reverse Split has been effectuated. Such shares would be issued to LowCo [EOS/Petro], LLC, a Wyoming limited liability company, instead of Holder, at Holder’s request. If Holder elects to exercise this right, it shall provide to Borrower a completed Notice of Conversion, a form of which is attached hereto as Exhibit A. Borrower shall issue and deliver such shares within 10 days after the date of delivery of a completed Notice of Conversion.

2.6           Standalone Option of Holder to Convert Principal. The principal amount of the Note may converted (interest may only be converted pursuant to Section 2.5 of this Note) at the election of Holder into either: (i) restricted shares of Series B Convertible Preferred Stock of Cellteck, if the Reverse Split has not been effectuated; or (ii) restricted shares of common stock of Cellteck, if the Reverse Split has been effectuated, at a conversion price of $5.00 per share. Upon delivery to the Borrower of a completed Notice of Conversion, Borrower shall issue and deliver within 10 days after the date of such delivery to Holder, or, at Holder’s request, to LowCo [EOS/Petro], LLC, a Wyoming limited liability company, the number of shares of stock for the portion of the Note converted in accordance with the foregoing. The number of shares to be issued upon each conversion pursuant to this section shall be determined by dividing that portion of the principal of the Note to be converted by the conversion price.

2.7           Security. The Obligation shall be secured by the Assignment, the Guaranty and the GEM Priority Call Rights.

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2.8           Perfection. Within seven business days of the Closing Date, Borrower shall use commercially reasonably efforts to cause the Assignment to be recorded in the real estate records in the location where the underlying real property is located. Borrower shall also (i) file and record such collateral assignments, financing statements and other documents in such offices as shall be necessary or appropriate to perfect and establish the priority of the liens granted by the Assignment and (ii) take all such other actions as Holder shall determine to be necessary or appropriate to perfect and establish the priority of the liens granted by the Assignment. Holder shall cooperate (at Borrower’s expense) with Borrower in all such actions and activities, including by signing and delivering any documents reasonably requested by Borrower to perfect and establish the priority of the liens granted by the Assignment.

2.9           Attorney in Fact.

(a)           Borrower hereby appoints Holder the attorney in fact of Borrower for the purpose of carrying out the provisions of this Note and the Assignment and taking any action and executing any instruments which Holder may deem necessary or advisable to accomplish the purposes of this Note and the Assignment, to preserve the validity, perfection and priority of the liens granted by the Assignment and, following any default, to exercise its rights, remedies, powers and privileges under this Note and the Assignment. This appointment as attorney in fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Holder shall be entitled under this Note and the Assignment upon the occurrence and continuation of any Event of Default (i) to make, sign, file and record any security instruments, (ii) to ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Collateral; (iii) to receive, endorse and collect any instruments or other drafts, instruments, documents and chattel paper in connection with clause (ii) above (including any draft or check representing the proceeds of insurance or the return of unearned premiums); (iv) to file any claims or take any action or proceeding that Holder may deem necessary or advisable for the collection of all or any part of the Collateral, including the collection of any compensation due and to become due under any contract or agreement with respect to all or any part of the Collateral; and (v) to execute, in connection with any sale or disposition of the Collateral, any endorsements, assignments, bills of sale or other instruments of conveyance or transfer with respect to all or any part of the Collateral.

(b)           Without limiting the rights and powers of Holder under Section 2.9(a), Borrower hereby appoints Holder as its attorney in fact, effective as of the date first set forth above and terminating upon the satisfaction in full of the Obligation, for the purpose of (i) preparing, executing on behalf of Borrower, filing, and recording collateral assignment and financing statement documents with appropriate state and county agencies to perfect and enforce the liens granted by the Assignment, (ii) filing such applications with such state agencies and (iii) executing such other documents and instruments on behalf of, and taking such other action in the name of, Borrower as Holder may deem necessary or advisable to accomplish the purposes of this Note and the Assignment (including the purpose of creating in favor of Holder a perfected lien on the property and exercising the rights and remedies of Holder hereunder). This appointment as attorney in fact is irrevocable and coupled with an interest.

ARTICLE III

CONDITIONS TO FUNDING

The obligation of Holder to fund the remaining tranches of this Note shall be subject to the satisfaction or waiver by Holder of all of the following conditions:

3.1           Authorization. The execution, delivery and performance of this Note and the Assignment shall have been duly authorized by all necessary corporate action on the part of Borrower. The execution, delivery and performance of the Second Stock Purchase Agreement shall have been duly authorized by all necessary corporate action on the part of Cellteck.

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3.2           Execution and Delivery of Agreements. Borrower shall have executed and delivered to Holder, this Note and the Assignment, and Cellteck shall have executed and delivered to Holder the Second Stock Purchase Agreement. Such agreements shall be in full force and effect.

3.3           Absence of Defaults. No breach or default under any representation, warranty or covenant, and no event that with the giving of notice or the passage of time would constitute a breach or default under any representation, warranty or covenant, by Borrower or Cellteck shall have occurred under or with respect to any of this Note, the Assignment, the Compliance/Oversight Agreement, the Guaranty, the First Stock Purchase Agreement or the Second Stock Purchase Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BORROWER

Except as disclosed in the Cellteck’s documents filed with the Securities and Exchange Commission (the “SEC”), the Borrower represents and warrants to Holder as of the date hereof:

4.1           Organization and Standing; Charter and Bylaws. Borrower is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Borrower is qualified to do business as a foreign corporation in every jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operation or prospects of the Borrower (“Material Adverse Effect”). The Borrower has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

4.2           Corporate Power. The Borrower has all requisite legal and corporate power and authority to enter into this Note, the Assignment and the Compliance/Oversight Agreement, to sell this Note and to carry out and perform its other obligations under the terms of this Note, the Assignment and the Compliance/Oversight Agreement.

4.3           Capitalization; Subsidiaries. All of capital stock of the Borrower is owned by Cellteck. There are no warrants, options, subscriptions or other rights or preferences (including conversion or preemptive rights) outstanding to acquire capital stock of Borrower, or notes, securities or other instruments convertible into or exchangeable for capital stock of Borrower, nor any agreements or understandings with respect to the issuance thereof. Borrower has two subsidiaries: EOS Atlantic Oil & Gas Ltd., a Ghanaian limited liability company, and Plethora Energy, Inc., a Delaware corporation. Borrower owns all of the capital stock of Plethora Energy, Inc. and 90% of the capital stock of EOS Atlantic Oil & Gas Ltd. The other 10% of EOS Atlantic Oil & Gas Ltd. is owned by Baychester Petroleum Ltd., one of Borrower’s Ghanaian-based consultants.

4.4           Authorization. All corporate action on the part of the Borrower and Cellteck, and their respective directors, officers and shareholders necessary for the authorization, execution, delivery and performance of all obligations of the Borrower under this Note, the Assignment and the Compliance/Oversight Agreement and all other documents contemplated hereby and thereby and for the authorization, issuance and delivery by the Borrower of this Note has been taken. This Note, the Assignment and the Compliance/Oversight Agreement have been duly executed and delivered by the Borrower and constitute the valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

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4.5           Compliance with Other Instruments. The Borrower is not in violation of any term of its Articles of Incorporation or Bylaws, of any provision of any mortgage, indenture, contract, agreement or instrument to which it is a party or by which it or its assets are bound, or any judgment, decree or order binding upon the Borrower. The execution, delivery and performance of and compliance with this Agreement, and the delivery of this Note, the Assignment and the Compliance/Oversight Agreement will not result in any such violation or be in conflict with or constitute a default under any of the terms or provisions of any document described in the first sentence of this section, or result in the creation of any mortgages, pledges, liens, leases, encumbrances or charges (“Encumbrance”) upon any of the properties or assets of the Borrower pursuant to any such term or provision. There is no such provision that materially and adversely affects the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Borrower.

4.6           No Adverse Litigation. The Borrower is not a party to any pending litigation which seeks to enjoin or restrict the Borrower’s ability to sell or transfer this Note, or enter into this Note, the Assignment and the Compliance/Oversight Agreement, nor is any such litigation threatened against the Borrower. Furthermore, there is no litigation pending or threatened against the Borrower which, if decided adversely to the Borrower, could adversely affect the Borrower’s ability to consummate the transactions contemplated herein or repay the Obligation.

4.7           Consents. No consent, order, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any person is required to be made or obtained by the Borrower in connection with the execution and delivery or the consummation of this Note, the Assignment and the Compliance/Oversight Agreement and the transactions contemplated hereby or thereby.

4.8           Title to Property and Assets.

(a)           Except as set forth in title documentation delivered to Lender, Borrower owns the properties and assets covered by the Assignment free and clear of all Encumbrances. There is no pending nor, to the knowledge of Borrower, threatened condemnation, eminent domain or similar proceeding with respect to any of the properties covered by the Assignment.

(b)          The assets of Borrower are sufficient to carry on the business of Borrower as currently conducted.

4.9           Compliance with Applicable Laws. Borrower has complied and is in compliance in all material respects with all material laws, statutes, rules, regulations, ordinances and orders of all governmental entities, agencies or other bodies (“Laws”) applicable to Borrower and its assets, properties and businesses the violation of which or non-compliance with which could have a Material Adverse Effect. Borrower has not received any notice of any asserted material violation of, and it has no basis to believe it is not in compliance in all material respects with, any such Laws. No investigation or review by any governmental entity with respect to Borrower or any of its businesses, assets or properties is pending or, to the knowledge of Borrower, has been threatened, nor has any governmental entity indicated an intention to conduct any such investigation or review. Borrower has filed with all proper authorities all material statements and reports required by any Law to which Borrower is subject, and Borrower possesses all material licenses, franchises, permits and governmental authorizations necessary in the conduct of its businesses in the manner in which and in the jurisdictions where Borrower presently conducts such businesses. There are no unresolved reports, warning letters or other documents received from or issued by any governmental entity that indicate or suggest a material lack of compliance with applicable regulatory requirements by Borrower. As used herein, the term “Borrower’s knowledge”, “knowledge of Borrower” or similar terms shall mean the actual knowledge, or matters that could have been known after due inquiry (including, without limitation, inquiry of other persons within its organization having knowledge of the subject matter and any professionals retained with respect to any such matter), of any officer or director of Borrower.

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4.10         Material Contracts. Borrower has performed all obligations required to be performed by it to date under each material contract to which it is a party or under which it derives substantial benefits (“Contracts”) and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the knowledge of Borrower, each of the parties to the Contracts other than Borrower has performed all obligations required to be performed by such party to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Each Contract is a legal, valid and binding obligation of the parties thereto and is in full force and effect.

4.11         Environmental Matters. Neither Borrower nor any predecessor of any of Borrower is in material violation of any Environmental Law. For purposes of this Agreement, “Environmental Laws” means any United States federal, state or local laws, regulations and enforceable governmental orders relating to pollution or protection of the environment, human health and safety, or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.

4.12         Disclosure. No representation or warranty contained in this Note, the Assignment, the Guaranty, the First Stock Purchase Agreement, the Second Stock Purchase Agreement or information furnished by Borrower to Lender pursuant hereto or in connection with the transaction contemplated by this Note, the Assignment, the Guaranty, the First Stock Purchase Agreement or the Second Stock Purchase Agreement contains any untrue statement of material fact or omits to state a material fact about or concerning it or its subsidiaries or their respective businesses and assets.

4.13         Representations and Warranties of Cellteck. Each representation and warranty of Cellteck made in the First Stock Purchase Agreement, Second Stock Purchase Agreement and the Guaranty is true and correct all respects.

ARTICLE V

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

5.1           Failure to Pay Principal or Interest. The Borrower fails to pay any principal or interest due under this Note when due, including any applicable grace period.

5.2           Breach of Covenant. (i) The Borrower breaches any material covenant or other term or condition of this Note, the Assignment or the Compliance/Oversight Agreement, in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after written notice to the Borrower from the Holder, or (ii) Cellteck breaches any material covenant or other term or condition of the Guaranty, the First Stock Purchase Agreement or the Second Stock Purchase Agreement, in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after written notice to Cellteck from the Holder.

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5.3           Breach of Representations and Warranties. (i) Any material representation or warranty of the Borrower made herein, in the Assignment, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect as of the date made, or (ii) any material representation or warranty of Cellteck made in the Guaranty, the First Stock Purchase Agreement, Second Stock Purchase Agreement or in any agreement, statement or certificate given in writing pursuant thereto or in connection herewith shall be false or misleading in any material respect as of the date made.

5.4           Liquidation. Any dissolution, liquidation or winding up of Borrower or Cellteck or any substantial portion of their respective businesses.

5.5           Cessation of Operations. Any cessation of operations by Borrower or Cellteck or Borrower or Cellteck admits it is otherwise generally unable to pay its debts as such debts become due.

5.6           Maintenance of Assets. The failure by Borrower to maintain any material oil and gas properties, leases, interests or rights, including, without limitation, any such properties, leases, interests or rights covered by the Assignment, or any personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

5.7           Receiver or Trustee. The Borrower or any material subsidiary of Borrower or Cellteck shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

5.8           Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of Borrower or Cellteck.

5.9           Delisting. Delisting of the Cellteck’s common stock from any principal market on which it is listed or quoted, failure to comply with the requirements for continued listing on a principal market for a period of five (5) consecutive trading days, or notification from a principal market that Cellteck is not in compliance with the conditions for such continued listing on such principal market.

5.10         Non-Payment. A default by the Borrower or Cellteck under any one or more obligations in an aggregate monetary amount in excess of $200,000 for more than twenty (20) days after the due date, unless the Borrower or Cellteck is contesting the validity of such obligation in good faith.

5.11         Failure to Deliver Stock. Cellteck’s failure to timely deliver to the Holder certificates representing the stock purchased in the First Stock Purchase Agreement or the Second Stock Purchase Agreement within 10 business days after the effectuation of the Reverse Split.

5.12         Financial Statement Restatement. The restatement of any financial statements filed by Cellteck with the SEC for any date or period from two years prior to the date hereof and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.

5.13         Executive Officers Breach of Duties. Any of Borrower’s named executive officers or directors is convicted of a criminal violation of securities laws, or a settlement in excess of $250,000 is reached by any such officer or director relating to a violation of securities laws, breach of fiduciary duties or self-dealing.

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ARTICLE VI

CERTAIN COVENANTS

6.1           Corporate Existence. From the funding of the initial tranche of the purchase price of this Note and for so long as this Note is outstanding, the Borrower shall, and shall cause each of its material subsidiaries to (i) conduct its operations in the ordinary course of business consistent with past practice, (ii) maintain its corporate existence and (iii) maintain and protect its oil and gas properties, leases, interests or rights, including, without limitation, any such properties, leases, interests or rights covered by the Assignment and all other material assets used and useful in the business of the Borrower and its material subsidiaries.

6.2           Filing Status. For so long as the Note is outstanding, Borrower shall use its commercially reasonable efforts to cause Cellteck to timely file all reports required to be filed with the SEC pursuant to the Exchange Act, other than Cellteck’s 10-K for the year ended December 31, 2012, and Borrower shall cause Cellteck not to terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

6.3           SEC Filings. For so long as the Note is outstanding, (i) Borrower shall use its commercially reasonable efforts to cause Cellteck to timely file with the SEC, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial information required to be filed with the SEC on Forms 10-Q and 10-K, other than Cellteck’s 10-K for the year ended December 31, 2012, all current reports required to be filed with the SEC on Form 8-K and any other information required to be filed with the SEC; (ii) Borrower shall cause Cellteck not to terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination and (iii) Borrower shall cause Cellteck to deliver (A) copies of all such filings with the SEC to the Holder within one (1) day after the filing thereof with the SEC, unless the foregoing are filed with the SEC through EDGAR and are immediately available to the public through EDGAR and (B) facsimile copies of all press releases issued by Cellteck, Borrower or any of its subsidiaries on the same day as the release thereof, except to the extent any such release is available through Bloomberg Financial Markets (or any successor thereto) contemporaneously with such issuance.

6.4           Listing. Borrower shall case Cellteck to use its commercially reasonable efforts to take all actions necessary to remain eligible for quotation of its securities on the OTC Bulletin Board and to cause the common stock of Cellteck to be quoted thereon, unless listed on another nationally recognized stock exchange, interdealer quotation system or market. Borrower shall use its commercially reasonable efforts to promptly secure the listing of all of the Stock upon each national stock exchange, interdealer quotation system or market, if any, upon which shares of common stock are then listed and shall maintain, so long as any other shares of such stock shall be so listed, such listing of all shares of the Stock. Borrower cause Cellteck not to take any action which would be reasonably expected to result in the suspension or termination of trading of its common stock on the OTC Bulletin Board or other such nationally recognized stock exchange, interdealer quotation system or market. Borrower shall pay or cause Cellteck to pay all fees and expenses in connection with satisfying its obligations under this Section 6.4.

6.5           Use of GEM proceeds. When it is first permitted to do so under the terms of the GEM Equity Line of Credit, Borrower shall draw, or shall cause Cellteck to draw, and pay to Holder, the full amount necessary to repay this Note and all amounts owing hereunder. Borrower shall not use, and shall cause Cellteck not to use, the proceeds of any borrowings or advances under the GEM Equity Line of Credit for any purpose other than the repayment of this Note and any amounts due hereunder until this Note and such amounts have been paid in full.

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ARTICLE VII

MISCELLANEOUS

7.1           Failure or Indulgence Not Waiver; Borrower Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available. Moreover, Borrower waives presentment for payment, protest and notice of protest and nonpayment of this Note.

7.2           Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to the address and facsimile number set forth on the front page of this Note, Attn: CEO, and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note.

7.3           Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

7.4           Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Borrower may not assign its obligations under this Note.

7.5           Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

7.6           Governing Law. This Note is payable at the offices of Holder in California and shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of California or in the federal courts located in California, County of Los Angeles. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.

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7.7           Maximum Payments. Notwithstanding any provision to the contrary contained in this Note, the Assignment or any instrument or agreement executed by Borrower evidencing, having reference to or securing this Note, it is expressly provided that in no case or event shall the aggregate of any amounts accrued or paid pursuant to this Note which under applicable laws are or may be deemed to constitute interest ever exceed the maximum nonusurious interest rate permitted by applicable California or federal laws, whichever permit the higher rate. In this connection, Borrower and Holder stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this Note shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum rate permitted by applicable laws. Borrower shall never be liable for interest in excess of the maximum rate permitted by applicable laws. If, for any reason whatever, such interest paid or received during the full term of the applicable indebtedness produces a rate which exceeds the maximum rate permitted by applicable laws, Holder shall credit against the principal of such indebtedness (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the maximum rate permitted by applicable laws. All sums paid or agreed to be paid to Holder for the use, forbearance or detention of money shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the applicable indebtedness so that the interest rate thereon does not exceed the maximum nonusurious interest rate permitted by applicable California or federal laws, whichever permit the higher rate. In the event such interest (whether designated as interest, service charges, points, or otherwise) does exceed the maximum legal rate, it shall be (a) canceled automatically to the extent that such interest exceeds the maximum legal rate; (b) if already paid, at the option of Holder, either be rebated to Borrower or credited on the principal amount of the Note; or if the Note has been prepaid in full, then such excess shall be rebated to Borrower. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between Borrower and Holder.

7.8           Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of California, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

7.9           Redemption. This Note may not be redeemed or called without the consent of the Holder except as described in this Note.

7.10         Expenses. Borrower and Holder shall each pay their respective legal and other fees and expenses associated with all aspects of the transaction contemplated by this Note; provided, however, that Borrower shall reimburse, or cause Cellteck to reimburse, Holder for its legal fees and expenses in connection with the transactions contemplated hereby up to $25,000. Such reimbursement shall be payable upon maturity of this Note.

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7.11         Judicial Reference. Borrower, and, by its acceptance of this Note, Holder, acknowledge and agree that any controversy or claim arising out of or relating to this Note or any of the Guaranty, the Assignment, the First Stock Purchase Agreement, the Second Stock Purchase Agreement, the Lock-up/Leak-Out Agreement between Holder and Cellteck entered into concurrently herewith, the Compliance/Oversight Agreement between Holder and Borrower entered into concurrently herewith, or breach hereof or thereof, shall be resolved by a referee appointed by the Superior Court for the County of Los Angeles, California (“Superior Court”) in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure. In this regard, Borrower and Holder agree that in the event they are unable agree upon a resolution to any such controversy or claim, either party shall have the right to serve a written demand for judicial reference of such claim or controversy on the other party. The two parties shall then negotiate in good faith for a mutually acceptable referee. In the event that parties have not agreed upon a referee within ten (10) business days after written demand for such reference has been made, each party shall submit to the Superior Court the names of up to three nominees for appointment as referee, in accordance with the provisions of Section 640 of the California Code of Civil Procedure. The referee, once agreed upon by the parties or appointed by the Superior Court, shall have full and complete authority to hear and determine any and all of the issues in an action or proceeding, whether of fact or of law, and to report a statement of decision. In connection with such reference procedure, the parties shall have all rights and powers afforded to a civil litigant in the Superior Court, including the ability to conduct full discovery and obtain responses under oath. The referee shall be governed by the rules of civil procedure for actions filed in California superior courts as set forth in the California Code of Civil Procedure, except to the extent the parties stipulate the referee may deviate therefrom. The parties shall evenly divide the cost of the referee’s fees. The referee shall have the power, as part of any award, to include these fees as an element of recovery. The decision of the referee upon the whole issue shall stand as the decision of the Superior Court, and upon the filing of the statement of decision with the clerk of the Superior Court, judgment may be entered thereon in the same manner as if the action had been tried by the Superior Court. Notwithstanding the rights to appeal set forth in Section 645 of the California Code of Civil Procedure, the parties agree that the referee’s award shall be considered final, and not subject to appeal or collateral attack.

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IN WITNESS WHEREOF, the parties have caused this Loan Agreement and Secured Promissory Note to be signed in their respective name by a duly authorized officer as of the 23rd day of April, 2013.

“Borrower”
EOS Petro, Inc.

By:
Name: Nikolas Konstant
Title: CEO and CFO

“Holder”
LowCal Industries, LLC

By:
Name: Shlomo Lowy
Title: Managing Member

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EXHIBIT A (to Amended Loan)

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

CHECK ONE

☐

The undersigned hereby elects to convert $_________ of the accrued but unpaid interest due on the Note issued by Eos Petro, Inc. on ________________, 20___ into 50,000 shares of __________ Stock of Cellteck, Inc. according to the conditions set forth in Section 2.5 of such Note, as of the date written below.

☐

The undersigned hereby elects to convert $_________ of the principal due on the Note issued by Eos Petro, Inc. on ________________, 20___ into shares of __________ Stock of Cellteck, Inc. according to the conditions set forth in Section 2.6 such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Shares To Be Delivered:

Name on Certificate for Shares:

Address for Delivery of Share Certificate:

Signature:

Print Name:

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Exhibit B

CERTIFICATE OF DESIGNATIONS,

POWERS, PREFERENCES AND RIGHTS OF

THE SERIES B VOTING CONVERTIBLE
PREFERRED STOCK

OF

CELLTECK INC.

Pursuant to Nevada Revised Statutes § 78.1955

Cellteck Inc. (the “Company”), organized and existing under the laws of the State of Nevada, does, by its Secretary and under its corporate seal, hereby certify that pursuant to the authority contained in Article 11 of its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, its Board of Directors has adopted the following resolution creating the following class and series of the Company’s Preferred Stock and determining the voting powers, designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of such classes and series:

RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, as amended, (the “Articles of Incorporation”), there is hereby created the following series of Preferred Stock:

•      44,000,000 shares shall be designated Series B Voting Convertible Preferred Stock, par value $.0001 per share (the “Series B Preferred Stock”).

The designations, powers, preferences, and rights and the qualifications, limitations and restrictions of the Series B Preferred Stock in addition to those set forth in the Articles of Incorporation shall be as follows:

Section 1.              Designation and Amount. 44,000,000 shares of the unissued preferred stock of the Company shall be designated as Series B Voting Convertible Preferred Stock, par value $.0001 per share.

Section 2.              Definitions.

(a)           “Board of Directors” means the Board of Directors of the Company or any duly authorized committee thereof.

(b)           “Capitalization Amendment” means an amendment to the Company’s Articles of Incorporation for the authorization of a sufficient number of shares of Common Stock to convert all issued and outstanding shares of Series B Preferred Stock into Common Stock pursuant to Board of Director approval and the Stockholder Approval.

(c)           “Common Stock” means common stock of the Company.

(d)           “Stockholder Approval” means the approval by the stockholders of the Company of an amendment to the Company’s Articles of Incorporation sufficient to permit immediate conversion of all issued and outstanding shares of Series B Preferred Stock into Common Stock either (i) increasing the authorized number of shares of Common Stock pursuant to Section 78.390 of the Nevada Revised Statutes or (ii) effecting a reverse stock split of the outstanding shares of Common Stock pursuant to Section 78.2055 of the Nevada Revised Statutes.

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Section 3.              Dividends.  (a)  So long as any shares of the Series B Preferred Stock remain outstanding, if the Company declares any dividend or distribution of cash, securities (including rights, warrants, options or evidences of indebtedness) or properties or assets other than shares of Common Stock to be paid from time to time out of any assets legally available for such payment (to the extent dividends or distributions consist of shares of Common Stock an adjustment will be made pursuant to Section 6(a) hereof), then the Company shall simultaneously declare a dividend or distribution on shares of Series B Preferred Stock in the amount of dividends or distributions that would be made with respect to shares of Series B Preferred Stock if such shares were converted into shares of Common Stock on the record date for such dividend or distribution (regardless of whether or not actual conversion at such time would be permissible under Section 4 hereof). No dividend or distribution shall be payable to holders of shares of Common Stock unless the full dividends or distributions contemplated by this Section are paid at the same time in respect of the Series B Preferred Stock.

(a)           Each dividend or distribution shall be payable to holders of the Series B Preferred Stock as they appear in the records of the Company at the close of business on the same record date as the record date for the payment of the corresponding dividend or distribution to the holders of shares of Common Stock.

(b)           Dividends on the Series B Preferred Stock are non-cumulative. If the Company does not declare a dividend on the Common Stock or the Series B Preferred Stock in respect of any period, the holders of the Series B Preferred Stock shall have no right to receive any dividend for such dividend period, and the Company shall have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series B Preferred Stock or the Common Stock or any other series of the Company’s preferred stock.

(c)           If the Conversion Date (as defined below) with respect to any of the shares of Series B Preferred Stock occurs prior to the record date for the payment of any dividend or distribution on the Common Stock, the holder of such shares of Series B Preferred Stock to be converted shall not have the right to receive any corresponding dividends or distributions on the Series B Preferred Stock (but for the avoidance of doubt the holder thereof shall receive that dividend or distribution payable to holders of Common Stock on the relevant payment date if such holder is the holder of record of shares of Common Stock on the record date for that dividend or distribution). If the Conversion Date with respect to the shares of Series B Preferred Stock occurs after the record date for any declared dividend or distribution and prior to the payment date for that dividend or distribution, the holder thereof shall receive that dividend or distribution on the relevant payment date if such holder of Common Stock was the holder of record of shares of Series B Preferred Stock on the record date for that dividend or distribution.

Section 4.              Conversion.

(a)           The Company shall at all times maintain an agent for the purpose of the conversion of shares of Series B Preferred Stock (the “Conversion Agent”), which may be an officer or agent of the Company.

(b)           If Stockholder Approval has been obtained, upon the filing the Capitalization Amendment with the State of Nevada and the effectiveness of the Capitalization Amendment under Nevada law (the date of such effectiveness, the “Conversion Date”), the Company shall promptly instruct the Conversion Agent to convert into Common Stock, without further action by any person, all then outstanding shares of Series B Preferred Stock.

(c)           Each share of Series B Preferred Stock to be converted in accordance with this Section shall automatically be converted into 800 shares of Common Stock, subject to adjustment from time to time as described herein (the “Conversion Rate”).

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Section 5.              Conversion Procedures.

(a)           In the event of an automatic conversion of the Series B Preferred Stock pursuant to Section 4, effective at the close of business on the Conversion Date the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates formerly evidencing such shares of Series B Preferred Stock are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid; provided, however, that notwithstanding the foregoing, upon such delivery of certificates formerly representing the Series B Preferred Stock or of agreement and indemnification in the case of a lost certificate, the Company may determine that the shares of Common Stock issued upon the conversion of the Series B Preferred Stock shall be uncertificated, in which case the Company or its transfer agent will make the appropriate entries into the records of the Company and the Company shall not be obligated to issue a stock certificate for such shares of Common Stock.

(b)           Effective at the close of business on the Conversion Date, dividends shall no longer be declared on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the holder of Series B Preferred Stock to receive any declared and unpaid dividends on such share to the extent provided herein and any other payments to which such holder is otherwise entitled hereunder.

(c)           No allowance or adjustment, except as expressly provided herein, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Conversion Date with respect to any share of Series B Preferred Stock. Prior to the close of business on the Conversion Date with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof shall not be deemed outstanding for any purpose, and the holder of such share of Series B Preferred Stock shall have no rights with respect to the Common Stock issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock.

(d)           The person or persons entitled to receive the Common Stock upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Conversion Date with respect thereto. In the event that a holder shall not by written notice designate the name in which shares of Common Stock, securities or other property to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on the records of the Company.

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(e)           No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series B Preferred Stock.  All fractions shall be rounded up to the nearest share.  If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

(f)            The Company shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Series B Preferred Stock pursuant to Section 4 and this Section; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of Common Stock in a name other than that of the registered holder of Series B Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

Section 6.              Adjustments.

(a)           If the Company shall (i) pay a dividend or make any other distribution with respect to its Common Stock which consists in whole or in part of shares of its Common Stock, (ii) subdivide or reclassify its Common Stock into a greater number of shares or (iii) combine or reclassify its Common Stock into a lesser number of shares, then in each of clause (i), (ii) and (iii), the Conversion Rate shall be adjusted (regardless of whether or not actual conversion at such time would be permissible under Section 4 hereof) so that a holder of any shares of Series B Preferred Stock thereafter converted shall be entitled to receive the number and kind of other securities that such holder of Series B Preferred Stock would have owned or been entitled to receive after the happening of such dividend, subdivision, combination, or other reclassification had such shares of Series B Preferred Stock been converted immediately prior to the happening of such reclassification or any record date with respect thereto. An adjustment made pursuant to this Section shall become effective on the date of the dividend payment, subdivision, combination or issuance and shall be applied from the record date with respect thereto, if any, for such event. Such adjustment shall be made successively.

(b)           If the Company shall be a party to any transaction, including a merger, consolidation, sale of all or substantially all of the Company’s assets, reorganization, liquidation or recapitalization of the Common Stock (each of the foregoing being referred to as a “Transaction”), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), then, in connection with such Transaction, the Company shall make provision for the Series B Preferred Stock to be converted into the amount of shares of stock and other securities and the right to receive the property receivable (including cash) by a holder of that number of shares of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction (regardless of whether or not actual conversion into Common Stock at such time would be permissible under Section 4 hereof) and upon consummation of the Transaction the Series B Preferred Stock shall be automatically converted into such amount of stock and other securities and the right to receive property at the same time and in the same manner as the Common Stock is so converted (or as promptly as practicable thereafter). Any shares of stock and other securities and property shall be payable to the holder upon surrender of the shares of Series B Preferred Stock or as otherwise provided for as if such delivery were of Common Stock pursuant to Section 5(a). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section.

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(c)           Notwithstanding the foregoing, in any case in which this Section 5 provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the holder of any shares of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion before giving effect to such adjustment.

(d)           If the Company shall take any action affecting the shares of Common Stock, other than any action described in this Section 5, which in the reasonable opinion of the Board of Directors would adversely affect the conversion rights of the holders of Series B Preferred Stock, then the number of shares of Common Stock that a share of Series B Preferred Stock is convertible into immediately before such action shall be adjusted, to the extent permitted by applicable law or regulation, in such manner and at such time as the Board of Directors may determine in good faith to be equitable in the circumstances. Any such determinations shall be memorialized in writing and shall be maintained on file at the Company’s principal executive office and shall be made available to any stockholder upon request.

(e)           Whenever the number of shares of Common Stock into which one share of Series B Preferred Stock is convertible is adjusted as herein provided, the chief financial officer of the Company or his or her designee(s) shall compute the required adjustment in accordance with the foregoing provisions and shall prepare a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. A copy of such certificate shall be filed promptly with the Conversion Agent and mailed to each holder of shares of Series B Preferred Stock at such holder’s last address as shown on the stock books of the Company.

(f)            The Company shall not, without the consent of a majority of the shares of the outstanding Series B Preferred Stock, voting separately as a class, make a publicly-announced tender offer for its Common Stock unless the Company provides to all holders of the Series B Preferred Stock the right to participate in the tender offer on the same terms and conditions as holders of Common Stock, provided that any Series B Preferred Stock tendered shall receive, upon surrender of the Series B Preferred Stock to the Company, the consideration payable with respect to the number of shares of Common Stock into which the Series B Preferred Stock so tendered would be convertible at the time immediately prior to the consummation of the tender offer (regardless of whether or not actual conversion at such time would be permissible under Section 4 hereof).

Section 7.              Reservation of Common Stock.

(a)           Upon the effectiveness of the Capitalization Amendment, the Company shall at all times reserve and keep available, free from all liens, charges and security interests and not subject to any preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, solely for the purpose of effecting the conversion of Series B Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all outstanding shares of Series B Preferred Stock.

(b)           Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the holders of the Series B Preferred Stock).

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(c)           All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances and not subject to any preemptive rights (other than liens, charges, security interests and other encumbrances created by the holders the Series B Preferred Stock).

(d)           The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Stock Market or any other national securities exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, all the Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Series B Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 8.              Liquidation, Dissolution and Winding Up.

(a)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be distributed among the holders of the outstanding shares of Series B Preferred Stock and Common Stock, pro rata, in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series B Preferred Stock then held by them (regardless of whether or not actual conversion at such time would be permissible under Section 4 hereof).

(b)           The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business shall not constitute its liquidation, dissolution or winding up.

Section 9.              Maturity.  The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation.

Section 10.            No Redemption; No Sinking Fund.

(a)           The shares of Series B Preferred Stock shall not be subject to redemption by the Company or at the option of any holder of Series B Preferred Stock; provided, however, that the Company may purchase or otherwise acquire outstanding shares of Series B Preferred Stock by mutual agreement with any holder or holders thereof.

(b)           The shares of Series B Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 11.            Voting Rights.

(a)           In addition to the special voting provisions of Section 11(b), on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class and each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

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(b)           So long as any shares of Series B Preferred Stock are outstanding, the Company shall not without the consent or vote of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, amend, alter or repeal or otherwise change (including in connection with any merger or consolidation or otherwise) any provision of the Articles of Incorporation or this Certificate of Designation, if such amendment would increase the authorized shares of the Series B Preferred Stock or alter or change the powers, preferences or special rights of the shares of the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely.

Section 12.            Exclusion of Other Rights. Except as may otherwise be required by law or specifically set forth in this Certificate of Designation and the Articles of Incorporation, as they may be amended from time to time, the Series B Preferred Stock shall not have any other powers, preferences and relative, participating, optional or other special rights.

Section 13.            Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

Section 14.            Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock that have been duly converted into Common Stock or otherwise reacquired in any manner, including shares purchased by the Company or exchanged or converted, shall not be reissued as Series B Preferred Stock and shall upon compliance with any applicable provisions of the laws of the State of Delaware have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series. The Company may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock.

Section 15.            Mutilated or Missing Series B Preferred Stock Certificates. If any certificate representing any shares of the Series B Preferred Stock shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for such certificate, a new certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock of the same class, but only upon receipt of evidence of such loss, theft or destruction of such certificate and indemnity, if requested, satisfactory to the Company and the transfer agent (if other than the Company).

Section 16.            Fractional Shares. The Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, participate in dividends and distributions and to have the benefit of all other rights of holders of the Series B Preferred Stock, including the conversion provisions provided in Section 4.

Signature on following page.

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IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its Secretary this 25th day of September, 2012.

CELLTECK INC.

/s/ Gus Rahim
By: Gus Rahim
Its: President

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Exhibit C

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation: Cellteck, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended: Series B Voting Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is: Pursuant to authority expressly granted to the Board of Directors of Cellteck, Inc. (the “Company”) by the provision of the Company’s Articles of Incorporation, as amended, the Board of Directors adopted the Certificate of Designations, Powers, Preferences and Rights of the Series B Voting Convertible Preferred Stock on October 2, 2012 (the “Series B Certificate”). The Board of Directors of the Company and a majority of the outstanding shares of Series B Voting Convertible Preferred Stock now wish to amend the terms of Series B Certificate as follows: Number 4 continues on the attached sheet

5. Effective date of filing: (optional)

6. Signature: (required)

/s/ Nikolas Konstant

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Exhibit C Cont’d

Continuation Sheet for Number 4

Section 1.          Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Series B Certificate.

Section 2.          Amendment to the Second Paragraph of the Series B Certificate. The resolution set forth in the second paragraph of the Series B Certificate is hereby amended and restated in its entirety as follows:

“RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, (the “Articles of Incorporation”), there is hereby created the following series of Preferred Stock:

•	47,000,000 shares shall be designated Series B Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”).”

Section 3.          Amendment to Section 1 of the Series B Certificate. Section 1 of the Series B Certificate is hereby amended and restated in its entirety as follows:

“Section 1.          Designation and Amount. 47,000,000 shares of unissued preferred stock of the Company shall be designated as Series B Voting Convertible Preferred Stock, par value $0.0001 per share.”

Section 4.          Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Series B Certificate is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Series B Certificate and this amendment, the provisions of this amendment shall control and be binding.

[The Remainder of this Page is Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on its behalf by its President and CEO this 16th day of January, 2013.

CELLTECK, INC.

/s/ Nikolas Konstant
By: Nikolas Konstant
Its: President and CEO

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Schedule 3.3

Series B Preferred Stock

Prior to the issuance of any shares under the Agreement, there are 44,825,044 shares of Series B Convertible Preferred Stock (“Series B Stock”) issued and outstanding.

Warrants

There are 9,373,000 warrants to purchase shares of common stock and 545,000 warrants to purchase shares of Series B Stock issued and outstanding. The terms of such warrants are set forth below:

1.	A warrant to purchase 100,000 shares of Series B Stock. The exercise price is $3.00 per share, and the warrant has already vested. The warrant expires on August 2, 2014.
2.	A warrant to purchase 20,000 shares of Series B Stock. The exercise price is $2.50 per share, and the warrant has already vested. The warrant expires on August 2, 2015.
3.	A warrant to purchase 175,000 shares of Series B Stock. The exercise price is $2.50 per share, and the warrant has already vested. The warrant expires on June 18, 2014.
4.	Warrants to purchase 2,400,000 shares of common stock. The exercise price is $2.50 per share, and the warrants have already vested. The warrants expire on November 12, 2015, but the warrant holders have an option to extend the expiration date if Cellteck does not file a registration statement with the SEC within 270 days of November 12, 2012. By their terms, neither the exercise price nor the number of shares issuable upon exercise shall be increased or decreased upon the occurrence of the upcoming reverse stock split contemplated in the merger agreement between EOS and Cellteck (the “Stock Split”).
5.	Warrants to purchase 1,303,000 shares of common stock. The exercise price is $3.00 per share, and the warrants will vest if Cellteck or one of its subsidiaries acquires an oil concession in Ghana. The warrants expire on November 12, 2015, but the warrant holders have an option to extend the expiration date if Cellteck does not file a registration statement with the SEC within 270 days of November 12, 2012. By their terms, neither the exercise price nor the number of shares issuable upon exercise shall be increased or decreased upon the occurrence of the Stock Split.
6.	Warrants to purchase 4,670,000 shares of common stock. The exercise price is $5.35 per share, and the warrants will vest if Cellteck or one of its subsidiaries acquires an oil concession in Ghana. The warrants expire on November 12, 2015, but the warrant holders have an option to extend the expiration date if Cellteck does not file a registration statement with the SEC within 270 days of November 12, 2012. Cellteck may elect to shorten the term of the warrants by moving the expiration date to the date six months (plus any additional days added if the underlying shares remain unregistered after 270 days) from the day that certain conditions have been satisfied. If the expiration date of the warrants has been moved by Cellteck, the warrant holders may elect to extend the term of the warrants by moving the expiration date forward one calendar day for every trading day that the thirty day average trailing trading volume of Cellteck’s common stock is greater than $750,000,000, provided that the expiration date shall not be moved past the date that the warrants were originally set to expire (plus any additional days added if the underlying shares remain unregistered after 270 days). By their terms, neither the exercise price nor the number of shares issuable upon exercise shall be increased or decreased upon the occurrence of the Stock Split.

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7.	A warrant to purchase 1,000,000 shares of common stock. The exercise price is $3.00 per share, and the warrant will not vest until the Stock Split has been effectuated. The warrant expires on December 25, 2015. By its terms, neither the exercise price nor the number of shares issuable upon exercise shall be increased or decreased upon the occurrence of the Stock Split.
8.	A warrant to purchase 250,000 shares of Series B Stock. The exercise price is $2.50 per share. The warrant holder has a vested right to purchase 50,000 of the underlying shares. The vesting terms of the remaining 200,000 shares have not yet been determined. The warrants expire January 21, 2016.

Options

There are 100,000 options to purchase Series B Stock at an exercise price of $2.50 issued and outstanding. These options are all vested. 75,000 options expire on May 1, 2015 and 25,000 options expire on August 1, 2015.

Other

Cellteck may in the future be obligated to issue shares pursuant to the following agreements:

1.	On July 11, 2011, EOS entered into an employment agreement with Michael Finch to fill the position of EOS’ CEO. Pursuant to the agreement, Mr. Finch was entitled to 2,000,000 shares of common stock of EOS vesting over two years. However, a dispute arose regarding the amount of work Mr. Finch was performing for EOS and the employment was terminated. Mr. Finch has requested arbitration to resolve his compensation. The arbitration is currently underway.
2.	On October 3, 2011, EOS entered into an Exclusive Business Partner and Advisory Agreement with Baychester Petroleum Ltd. (“Baychester”), a Ghanaian limited liability company. If Cellteck or one of its subsidiaries is granted a concession in West Africa, Baychester will be issued 5,000,000 shares of Cellteck’s common stock.
3.	On November 21, 2011, EOS entered into an Employment Agreement with Anthony Fidaleo to fill the position of EOS’ CFO. Pursuant to the agreement, Mr. Fidaleo was entitled to 250,000 stock options to purchase common stock of Eos vesting over two years. However, a dispute arose regarding the amount of work Mr. Fidaleo was performing for EOS and the employment was terminated. No disputes have arisen and no lawsuits or other claims have been filed against EOS or Cellteck that relate to Mr. Fidaleo’s employment agreement.
4.	On February 16, 2012, EOS entered into a loan agreement with Vatsala Sharma. The loan, as amended, has a maturity date of April 30, 2013. If the loan is not repaid by the maturity date, Cellteck agreed to issue Vatsala Sharma 275,000 shares of Series B Stock.
5.	On July 1, 2012, EOS entered into a Services Agreement with Quantum Advisors, LLC (“Quantum”), whose managing member is a board member of EOS and Cellteck. Pursuant to the terms of the agreement, Quantum has the option to acquire 50,000 shares of Series B Stock if it is still employed by EOS on July 1, 2013 and an additional 50,000 shares of Series B Stock if it is still employed by EOS on December 31, 2013.

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6.	On November 15, 2012, EOS entered into an agreement with Sterling Atlantic, LLC, pursuant to which, in exchange for $40,000, EOS agreed to issue to Sterling Atlantic LLC, post-merger and post-Stock Split, 40,000 shares of common stock of Cellteck and 40,000 warrants to purchase shares of common stock of Celtleck with a five year-term and an exercise price of $2.50 per share.
7.	On January 21, 2013, EOS entered into a Consulting Agreement with SAI Geoconsulting, Inc. (“SAI”). Pursuant to the agreement, SAI was given the option to purchase 100,000 shares of Cellteck’s Series B Stock, which SAI exercised. 25,000 of such shares vested immediately and were issued to SAI. The remaining 75,000 shares may be issued from time to time as Cellteck’s board of directors determines in its sole and absolute discretion.

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